Exhibit 5.1
FORM OF RRI OPINION
[RRI Letterhead]
August   •  , 2010
RRI Energy, Inc.
1000 Main Street
Houston, Texas 77002
RE: Registration Statement on Form S-4
Ladies and Gentlemen:
     I and attorneys under my supervision have acted as counsel to RRI Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-4 of the Company (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of January 15, 2001, between the Company and Chase Manhattan Bank, as rights agent, that may be issued by the Company in connection with the merger of RRI Energy Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, into Mirant Corporation, a Delaware corporation (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger dated as of April 11, 2010 (the “Merger Agreement”).
     In rendering this opinion, I and attorneys under my supervision have examined such corporate records and other documents, and I and attorneys under my supervision have reviewed such matters of law, as we have deemed necessary or appropriate.
     I and attorneys under my supervision have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I and attorneys under my supervision have also assumed the genuineness of all signatures or instruments that we have reviewed. In addition, I and attorneys under my supervision have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
     I am a member of the Bar of the State of Texas and I express no opinions as to the laws of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the State of Delaware, including all applicable Delaware statutory provisions of law and the reported judicial decisions interpreting these laws, and the laws of the State of Texas.
     Based on and subject to the foregoing, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Common Stock and associated Rights in connection with the Merger, and when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Common Stock and the associated Rights have been issued in accordance with the terms and conditions set forth in the Merger Agreement, the Common Stock and associated Rights will be validly issued, and the Common Stock will be fully paid and nonassessable.
     This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to be named in the Registration Statement and in the related joint proxy statement/prospectus contained therein under the caption “Legal Matters” as the attorney who passed upon the legality of the Common Stock and associated Rights and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Name:	Michael L. Jines
Title:	Executive Vice President, General Counsel and Corporate Secretary and Chief Compliance Officer